FOR IMMEDIATE RELEASE April 29, 2013	SCOTT J. DUNCAN FX Energy, Inc. 3006 Highland Drive, Suite 206 Salt Lake City, Utah 84106 (801) 486-5555 Fax (801) 486-5575 www.fxenergy.com

FX Energy Reports Gas Flow at Tuchola-3K Well;
Production Test to Start

Salt Lake City, April 29, 2013 – FX Energy, Inc. (NASDAQ: FXEN) today reported results of a drill stem test (DST) on the Tuchola-3K well in north-central Poland. Gas flowed at a rate of approximately 5 million cubic feet per day with traces of condensate from a dolomite section in the Ca1/Upper Devonian. The Company now will run a 7” liner to a depth of approximately 2,700 meters and conduct a full production test over the next several days to determine whether to complete the well as a commercial discovery.

“We have not yet determined if the well is commercial,” noted David Pierce, CEO, “but we are cautiously optimistic and therefore will run a liner to allow more thorough testing. We are also reviewing a range of possible follow-on actions, including other potential drilling locations, to appraise the scope and potential of this Ca1/Upper Devonian zone both nearby and right across our Edge concessions. We will have plans ready for a prompt response if the production test is encouraging.”

FX Energy is the operator and owns 100% of the working interest in the Tuchola well and the four Edge concession blocks, which cover 880,000 acres or 3,567 square kilometers.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.